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                                                                    Exhibit 5.01

                           R.H. Donnelley Corporation
                             One Manhattanville Road
                            Purchase, New York 10577


                                                                 April 30, 2001

Ladies and Gentlemen:

I am the General Counsel of R.H. Donnelley Corporation, a Delaware corporation ("Registrant"). This opinion is given in connection with the Registrant's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission in order to register under the Securities Act of 1933, as amended, 140,000 shares (the "Shares") of Common Stock ($1.00 par value) of the Registrant, issuable pursuant to the 2001 PartnerShare Plan (the "Plan") of the Registrant.

In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and have made such investigations, as I have deemed necessary for the purpose of rendering this opinion.

Based upon the foregoing, I am of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Registrant of the consideration therefor provided under the Plan, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

Very truly yours,

/s/ Robert J. Bush
Vice President, General Counsel and Corporate Secretary

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